Exhibit 10.5

Form of FOX Trade Mark Licence

Twentieth Century Fox Film Corporation

Fox Sports Australia Pty Limited

Fox Sports Australia Investments Pty Limited

FOX Trade Mark Licence

Table of Contents

1.	Definitions and Interpretation		1

	1.1	Definitions	1
	1.2	Interpretation	4

2.	Licence		5

	2.1	Grant of licence	5
	2.2	Derivative Marks	5
	2.3	Licensor’s rights and obligations	6
	2.4	Excluded powers	6

3.	Duration		6

4.	Trade Marks Act matters		6

	4.1	Record of authorised use	6
	4.2	Additional registrations	6
	4.3	Maintenance of Fox Marks	7
	4.4	Costs of applications and maintenance	7
	4.5	Defensive Registrations	7

5.	Infringement		8

	5.1	Notice of infringement or challenge	8
	5.2	Potential Infringement	8
	5.3	Licensor’s action or proceeding	8
	5.4	Licensee’s action or proceeding	9
	5.5	Confidentiality and privilege	10

6.	Standards of quality and marketing		10

	6.1	Conformity of standards and approval of Materials	10
	6.2	Consultation on marketing	11
	6.3	Preservation of the Fox Marks	11
	6.4	Manner of use of Fox Marks	11
	6.5	Existing approvals	12
	6.6	New approval process	12
	6.7	Licensor variations to Fox Marks	12
	6.8	Compliance with laws and industry standards	12
	6.9	Certification of use	13

7.	Sub-licensing		13

	7.1	Importance of sub-licensing rights	13
	7.2	Grant of sub-licences	13

8.	Warranties		14

	8.1	Mutual warranty	14
	8.2	Licensor warranties	14
	8.3	Licensee’s warranties	14

9.	Trade Names		15

	9.1	Corporate Names	15

Page (i)

FOX Trade Mark Licence

	9.2	Business names	15
	9.3	Domain names	15
	9.4	Obligations on termination	15
	9.5	No effect on rights to FOX SPORTS	16

10.	Indemnities		16

	10.1	Licensee’s Indemnity	16
	10.2	Licensor’s Indemnity	17
	10.3	General provisions relating to indemnities	17

11.	Assignment		18

	11.1	Assignment by Licensee	18
	11.2	Assignment by Licensor	18

12.	Termination		18

	12.1	Termination by either party	18
	12.2	Termination of Agreement in respect of a Fox Mark	18

13.	Rights on Termination		19

	13.1	Accrued rights	19
	13.2	Cessation of use	19
	13.3	Further consequences of expiry or termination	19

14.	No challenge		20

15.	Specific Performance and Injunctive Relief		20

16.	Dispute resolution		20

17.	No Waiver		20

18.	No Agency or Partnership		21

19.	Notices		21

20.	Severance		22

21.	Entire Agreement		22

22.	Governing Law and Jurisdiction		23

23.	Further Assurances		23

24.	Counterparts		23

Schedule 1 Part 1A: Fox Marks - registrations and applications			24

Schedule 1 Part 1B: Unregistered FOX Marks			24

Schedule 1 Part 2: Derivative Marks			25

Page (ii)

FOX Trade Mark Licence

Date	2013

Parties

1.	Twentieth Century Fox Film Corporation, a corporation existing under the laws of Delaware of 10201 West Pico Boulevard, Los Angeles, California, 90035, United States of America (the Licensor)

2.	Fox Sports Australia Pty Limited (ACN 065 445 418) of 4 Broadcast Way, Artarmon, NSW 2064, Australia

3.	Fox Sports Australia Investments Pty Limited (ACN 065 420 046) of 4 Broadcast Way, Artarmon, NSW 2064, Australia (Fox Sports Australia and Fox Sports Australia Investments each a Licensee).

Recitals

A	The Licensor is the owner of the Fox Marks.

B	The Licensee carries on a business which includes within its scope the ownership, operation and distribution of media and other goods and services featuring or associated with sports and sports-related content.

C	The Licensor has agreed to grant the Licensee a licence in respect of the Fox Marks and the Licensee is to be an authorised user for the purposes of the Act, on the terms and conditions of this Agreement.

It is agreed as follows.

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Act means the Trade Marks Act 1995 (Cth) and the New Zealand Trade Marks Act 2002.

Affiliate in relation to a person, means a body corporate, joint venture, partnership, unit trust, trust or other business association (each an entity) which Controls, is Controlled by or is under common Control with that person.

Authorised Officer means, for a party, a director or a company secretary of that party or any employee of that party whose title includes either the words “Senior Vice President” or “Chief” and includes a person acting in any of those capacities.

FOX Trade Mark Licence

Business Day means a day which is not a Saturday, Sunday or a public holiday in Los Angeles or Sydney.

Commencement Date means 1 March 2013.

Content Transaction has the meaning given to it in clause 7.1.

Control means:

(a)	the ability to:

(i)	appoint or remove at least half of the directors of an entity; or

(ii)	control the casting of at least 50% of the maximum number of votes that might be cast at a meeting of an entity which is entitled to direct the business or management of that entity; or

(b)	the holding, directly or indirectly (and whether through one or more interposed entities or through other contractual devices or structures or any combination of such things), of at least half of the effective economic interest in the equity of an entity.

Defensive Registrations has the meaning given to it in clause 4.5(a).

Derivative Marks means:

(a)	the trade marks listed in Schedule 1 Part 2; and

(b)	any other trade mark which incorporates the word “FOX” in combination with one or more other words and/or design elements, which trade mark has been authorised by the Licensor pursuant to clause 2.2.

For the avoidance of doubt, Derivative Marks do not include FOX SPORTS Marks, which are the subject of the FOX SPORTS Licence Agreement.

Domain Names means those internet domain names in the .au or .nz top level domain which incorporate any of the Fox Marks.

Fox Programmes and Channels has the meaning given to it in clause 2.1(a).

Fox Marks means:

(a)	the trade mark “FOX”;

(b)	the trade marks listed in Schedule 1 Parts 1A and 1B (and, for avoidance of doubt, includes any such additional trade marks that may be registered or applied for as contemplated by clause 4, if any);

(c)	the Derivative Marks;

(d)	in relation to the trade marks referred to in (a) and (b) above as registered and/or used by the Licensor as at the Commencement Date, any variations to those trade marks that are made by the Licensor from time to time (whether or not those variations are registered as trade marks);

as are listed in Schedule 1 or that are otherwise added to Schedule 1 by either (i) the Licensor from time to time by written notice to the Licensee or (ii) agreement of the parties from time to time, but excluding, for the avoidance of doubt, the mark FOX SPORTS and derivatives thereof and the mark 20TH CENTURY FOX and derivatives thereof.

FOX Trade Mark Licence

FOX SPORTS Licence Agreement means the trade mark licence agreement made on or about the same date as this Agreement between the Licensor and the Licensee in relation to the FOX SPORTS trade marks.

Insolvency Event means the happening of any of these events to a party:

(a)	an order is made that a body corporate be wound up and the order is not dismissed or discharged within 21 days of being made; or

(b)	a liquidator, provisional liquidator, receiver or manager is appointed in respect of a body corporate and the appointment is not dismissed or withdrawn within 21 days of being made; or

(c)	except to effect a bona fide reconstruction, amalgamation or merger while solvent, a body corporate enters into, or resolves to enter into, a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them; or

(d)	a body corporate stops payment generally to its creditors, ceases to carry on its business or threatens to do any of those things other than for the purposes of a bona fide reconstruction or amalgamation or merger while solvent; or

(e)	a body corporate resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so, except to effect a bona fide reconstruction, amalgamation or merger while solvent or is otherwise wound up or dissolved; or

(f)	a body corporate applies to a court or an administrative body for a suspension of payments to creditors; or

(g)	a body corporate takes any steps to obtain protection or is granted protection from its creditors, under any applicable legislation or an administrator is appointed to a body corporate; or

(h)	a body corporate is or states that it is insolvent; or

(i)	anything analogous or having a substantially similar effect to any of the events specified above happens under the law of any applicable jurisdiction; or

(j)	a body corporate reduces or takes action to reduce its capital in a manner which materially affects its ability to comply with its obligations under this agreement without the written consent of the other party.

Intellectual Property Rights means all registered and unregistered rights in relation to present and future copyright, trade marks, designs, know-how, patents, confidential information, moral rights and all other intellectual property as defined in article 2 of the Convention Establishing the World Intellectual Property Organisation 1967 which may subsist anywhere in the world.

Licensed Goods means those goods intended for commercial sale in respect of which the Licensee has received the Licensor’s approval to use the Fox Marks.

FOX Trade Mark Licence

Maintenance Costs has the meaning given to it in clause 4.4.

Register has the meaning given to it in the Act.

Sports Services means:

(a)	the business of owning, operating, producing and distributing content, including statistics, and other services (including via television, online, internet, mobile telecommunications, apps, radio and publishing platforms), primarily featuring sports or sports-related content;

(b)	any services ancillary to and in connection with that business;

(c)	producing and distributing, other than by way of commercial sale, goods in the nature of promotional and marketing-related items; and

(d)	producing, distributing and supplying any other goods (including Licensed Goods) and services as are approved by the Licensor in writing from time to time

Territory means Australia and New Zealand.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural and conversely.

(b)	A gender includes all genders.

(c)	A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.

(d)	A reference to a clause or Schedule is to a clause of or schedule to this Agreement.

(e)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(f)	A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns.

(g)	A reference to an agreement or document is to the agreement or document as amended, supplemented, varied or replaced from time to time, where applicable in accordance with this Agreement or that other agreement or document.

(h)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(j)	A reference to dollars or $ means Australian dollars unless otherwise stated.

(k)	A warranty, representation or obligation given or entered into by more than one person binds them jointly and severally.

FOX Trade Mark Licence

2.	Licence

2.1	Grant of licence

In consideration of the payment of the sum of $10.00 by the Licensee to the Licensor (the receipt of which the Licensor acknowledges), the Licensor grants to the Licensee a non-exclusive licence to use, and authorise the use of, the Fox Marks in the Territory in relation to the Sports Services, including as follows:

(a)	as part of the name of the programmes and channels listed in Schedule 2 and other programmes which are developed by the Licensee including interactive and/or video on demand channels (Fox Programmes and Channels);

(b)	in on-air and off-air promotions concerning the Fox Programmes and Channels and/or Sports Services;

(c)	in adherence or application on goods strictly in the nature of promotional and marketing-related items for the Fox Programmes and Channels and/or Sports Services;

(d)	in relation to the manufacture, distribution and sale of Licensed Goods in connection with the Fox Programmes and Channels and/or Sports Services; and

(e)	on any internet website(s) and mobile telephony services (including mobile device apps) operated by the Licensee and in connection with any content made available via websites and mobile telephony services (including those operated by third parties) and Licensee dedicated and controlled areas on social media websites such as a Facebook Fan Page or Twitter Profile (Licensee Social Media Areas) from time to time provided that any such:

(i)	websites and Licensee Social Media Areas are directed at users in the Territory (and the fact that such website(s) and areas may be accessible from outside the Territory shall not constitute a breach by the Licensee of the territorial restrictions contained herein); and

(ii)	mobile telephony services are directed at users for reception and viewing on mobile devices in the Territory only (and the fact that such mobile telephony services may be capable of being received outside the Territory by customers who subscribe to the relevant mobile telephony service in the Territory, are ordinarily resident within the Territory and are visiting a particular country outside the Territory on a temporary basis shall not constitute a breach by the Licensee of the territorial restrictions contained herein).

2.2	Derivative Marks

(a)	Subject to clause 2.2(b), the licence granted to the Licensee in clause 2.1 includes the non-exclusive licence to use, in the Territory, such additional Derivative Marks as may be authorised by the Licensor from time to time.

(b)	The Licensor takes no responsibility for any use by the Licensee of a third party registered or unregistered trade mark as a component of a Derivative Mark, whether or not the Licensor has authorised that Derivative Mark.

FOX Trade Mark Licence

2.3	Licensor’s rights and obligations

(a)	The parties acknowledge that:

(i)	the Licensee has been using the Fox Marks since before the Commencement Date with the permission of the Licensor and Foxtel Management Pty Limited; and

(ii)	the Licensee has not acquired and will not acquire any rights in or goodwill relating to any of the Fox Marks (whether by operation of law, through any of its Content Transactions or other arrangements with third parties or for any other reason) other than those granted under this Agreement.

(b)	The Licensee acknowledges that all right, title and interest in and to the Fox Marks (including related trade names, company names and domain names), all goodwill associated therewith and all rights relating thereto, belong and shall belong to the Licensor.

(c)	The Licensee acknowledges that all use of the Fox Marks by the Licensee and its permitted sub-licensees pursuant to this Agreement, including any goodwill resulting from that use, inures and shall inure to the sole benefit of the Licensor.

2.4	Excluded powers

Except to the extent expressly granted to the Licensee in this Agreement, the Licensee will have none of the powers conferred on authorised users of trade marks by section 26 of the Act.

3.	Duration

This Agreement is deemed to take effect from the Commencement Date and will continue in force perpetually subject to the rights of termination under clause 12.

4.	Trade Marks Act matters

4.1	Record of authorised use

The Licensor and the Licensee or their authorised agents shall apply in writing in the form prescribed by the Act for recordal of the Licensee’s rights and interest in respect of the Fox Marks under this Agreement on the Register on or after the Commencement Date.

4.2	Additional registrations

If at any time during the term of this Agreement, the Licensee wishes the Licensor to obtain:

(a)	additional trade mark registrations in the Territory in respect of marks which include the word FOX; or

(b)	additional Domain Name registrations,

FOX Trade Mark Licence

it will notify the Licensor in writing and, provided that the requested registrations are not inconsistent with the provisions of this Agreement, the Licensor will use in consultation with the Licensee all reasonable endeavours to secure such additional registrations as soon as reasonably practicable.

4.3	Maintenance of Fox Marks

The Licensor shall be responsible for holding all trade mark and Domain Name registrations in the Territory in respect of the Fox Marks, and shall take all steps necessary to maintain and renew those registrations provided that, where the Licensee is the only licensee of the Fox Marks in the Territory in respect of the fields of use contemplated by this Agreement, the parties have first discussed and agreed in good faith that it is appropriate for the Licensor to continue to maintain and renew those registrations.

4.4	Costs of applications and maintenance

(a)	For so long as the Licensee is the only licensee of the Fox Marks in the Territory in respect of the fields of use contemplated by this Agreement, the Licensee shall pay all of the Licensor’s reasonable costs, on a solicitor/trade mark attorney and own client basis (including the costs of the solicitors or trade mark attorneys selected and appointed by the Licensor), associated with the matters referred to in clauses 4.2 and 4.3 (Maintenance Costs) in respect of Fox Marks which are used by the Licensee pursuant to this Agreement.

(b)	If the Licensor licenses one or more third parties to use a Fox Mark in the Territory in respect of any part of the fields of use contemplated by this Agreement and the Licensee uses that particular Fox Mark, the Licensee’s obligation to bear Maintenance Costs in respect of that Fox Mark shall be reduced in inverse proportion to the number of other licensees that use that Fox Mark (i.e. the Licensee shall pay one half if there is one other licensee, one third if there are two and so on).

4.5	Defensive Registrations

(a)	If any party believes that it would be desirable for the Licensor to file trade mark applications or domain name registrations in the Territory (other than the Domain Names listed in clause 9.3 or applications for Fox Marks within the fields of use contemplated by this Agreement) in order to protect its rights in the Fox Marks (Defensive Registrations) it shall notify the other party in writing. The parties will discuss in good faith whether it is appropriate for the Licensor to apply for such Defensive Registrations and, if so, who should bear the costs associated therewith.

(b)	The Licensor shall be responsible for obtaining and maintaining Defensive Registrations. If Defensive Registrations are applied for at the request of the Licensee (or if the Licensee agrees to bear the costs thereof), the Licensee shall pay all of the Licensor’s reasonable costs, on a solicitor/trade mark attorney and own client basis (including the costs of the solicitors or trade mark attorneys selected and appointed by the Licensor) associated with obtaining and maintaining those Defensive Registrations.

FOX Trade Mark Licence

5.	Infringement

5.1	Notice of infringement or challenge

The Licensee will promptly notify the Licensor in writing if it becomes aware of conduct by any third party in the Territory, actual or threatened, in relation to any of the Fox Marks, which may:

(a)	give rise to an action by the Licensor or the Licensee for registered trade mark infringement, passing off or breach of the Competition and Consumer Act 2010 (Cth) or other fair trading laws (Potential Infringement); or

(b)	challenge, prejudice or detrimentally affect any of the Fox Marks or adversely affect the interests of the Licensor in the Fox Marks (Potential Challenge).

5.2	Potential Infringement

If a Potential Infringement is identified:

(a)	the Licensor and the Licensee will cooperate promptly and in good faith to consider whether to take any action or to bring any proceeding; and

(a)	the Licensor may in its absolute discretion decide whether to take any action or to bring any proceeding.

5.3	Licensor’s action or proceeding

If the Licensor decides to take any action or to bring a proceeding in relation to a Potential Infringement:

(a)	the Licensor must give the Licensee reasonable written notice of any proposed proceeding before it is commenced;

(b)	the Licensee must cooperate fully with the Licensor and will promptly comply with its requests for assistance in furtherance of the action or proceeding, including as to the joinder of the Licensee as a party and the provision of information, documents and evidence;

(c)	subject to clause 5.3(d), the Licensor and the Licensee must each pay their own respective expenses and legal costs associated with the action or proceeding;

(d)	if the action is taken or the proceeding is commenced at the request of the Licensee, or so as primarily to benefit the Licensee, the Licensor must keep the Licensee informed in relation to all material steps taken and steps to be taken in the action or proceeding and their progress, including in relation to strategy, claims and cross-claims, interlocutory applications, hearings and orders, directions hearings and procedural matters, discovery, witnesses, evidence and proposals for mediation or settlement and the Licensee must pay all the reasonable expenses and legal costs of the Licensor associated with the action or proceeding;

FOX Trade Mark Licence

(e)	the Licensor and the Licensee may each seek to recover their respective expenses and legal costs associated with the action or proceeding from any third party and may each retain any such recoveries; and

(f)	subject to clause 5.3(e), the Licensor will be entitled to any amount recovered by or on behalf of the Licensor or the Licensee from any third party as a result of the action or proceeding.

5.4	Licensee’s action or proceeding

If the Licensor notifies the Licensee in writing that it has decided not to take any action and not to bring any proceeding in relation to a Potential Infringement, the Licensee may do so, subject to the following conditions:

(a)	the Licensor must give its prior written approval of the proposed action or proceeding, including as to its joinder as a party;

(b)	the Licensee may only use solicitors, attorneys or counsel approved for the time being by the Licensor (such approval not to be unreasonably withheld or withdrawn);

(c)	the Licensee must regularly consult with and keep the Licensor informed in relation to all material steps taken and to be taken in the action or the proceeding and their progress, including in relation to strategy, claims and cross-claims, interlocutory applications, hearings and orders, directions hearings and procedural matters, discovery, witnesses, evidence and proposals for mediation or settlement;

(d)	the Licensor must comply with the Licensee’s reasonable requests for assistance in furtherance of the proceeding and the provision of information, documents and evidence;

(e)	the Licensee must not make any admission of liability, agree to any compromise or settlement or commence or defend any appeal proceedings without the Licensor’s prior written consent;

(f)	the Licensee must pay its own expenses and legal costs associated with the action or proceeding;

(g)	subject to clause 5.4(h), the Licensee must pay all the reasonable expenses and legal costs of the Licensor associated with the action or proceeding on an indemnity basis;

(h)	if at any time the Licensor (acting reasonably) becomes dissatisfied with the conduct of the action or proceeding or decides for any reason to intervene:

(i)	it may take over the conduct of that action or proceeding; and

(ii)	the Licensor will pay its own expenses and costs of that action or proceeding incurred after the date that it takes over its conduct;

(i)	the Licensor and the Licensee may each seek to recover their respective costs and expenses associated with the action or proceeding from any third party and may each retain any such recoveries; and

(j)	subject to clause 5.4(i), the Licensor will be entitled to any amount recovered by or on behalf of the Licensor or the Licensee from any third party as a result of the action or proceeding unless the Licensor exercises its discretion to take over the conduct of the proceeding pursuant to clause 5.4(h), in which case the Licensor and the Licensee will consult in good faith as to how such recoveries should be apportioned taking into account their respective contributions, including financial contributions, to the action or proceeding.

FOX Trade Mark Licence

5.5	Confidentiality and privilege

(a)	Subject to contrary agreement or order, the Licensor and the Licensee must keep confidential all information, documents and communications concerning any Potential Infringement, any Potential Challenge and any action taken or proceeding commenced in relation to such matters which pass between them or their respective legal representatives (Confidential Communications), unless they are in the public domain.

(b)	The Licensor and the Licensee acknowledge and agree:

(i)	that they have a common interest in any action taken or proceeding commenced against or by a third party in relation to any Potential Infringement or Potential Challenge; and

(ii)	that, subject to contrary agreement or order, they will each use their best endeavours to preserve and not to waive any privilege that may apply to Confidential Communications.

6.	Standards of quality and marketing

6.1	Conformity of standards and approval of Materials

(a)	The nature and quality of the goods manufactured or supplied and all stationery, advertising and promotional materials relating to the goods and/or services using the FOX Marks and manufactured or supplied by the Licensee must conform to any quality control standards either notified to the Licensee by the Licensor from time to time or otherwise prepared by the Licensee and approved by the Licensor from time to time. The Licensor shall not impose or vary quality control standards arbitrarily or unreasonably, it being understood and agreed, however, that it shall not be arbitrary or unreasonable for the Licensor to set quality control standards upon reasonable notice to the Licensee which, in the Licensor’s good faith belief, are necessary or appropriate to preserve the goodwill associated with the Fox Marks and which have no material adverse effect on the Licensee.

(b)	Upon the Licensor’s reasonable request from time to time, the Licensee must submit for the Licensor’s inspection samples of any Licensed Goods and of any marketing and promotional material in relation to any of the Sports Services where such material contains any FOX Mark.

(c)	If the Licensor, acting reasonably, notifies the Licensee that any sample does not comply with clause 6.1(a), the Licensee must suspend production, distribution and supply of the relevant Licensed Goods and/or marketing and promotional material until the non-compliance is rectified.

(d)	The Licensee must ensure that it operates all of its business operations according to the high standards of quality associated with the prestige and reputation of the Fox Marks.

FOX Trade Mark Licence

6.2	Consultation on marketing

The Licensee will consult where reasonably practicable with the Licensor on its advertising and marketing of the goods and/or the services under or by reference to the Fox Marks as may be necessary to ensure co-ordination and integration with any advertising and marketing initiatives of the Licensor. The Licensee may from time to time request marketing and branding materials used or authorised for use by the Licensor in relation to other Fox-branded channels outside the Territory, where the Licensee wishes to use such materials in the marketing and branding of the Fox Programmes and Channels in accordance with this Agreement. Any use of such materials by the Licensee is subject to the parties’ prior agreement on the costs of the provision and use of such materials.

6.3	Preservation of the Fox Marks

The Licensee acknowledges that the Licensor is and will remain the legal and beneficial owner of the Fox Marks and a number of other trade marks in the Territory and elsewhere which consist of or include the word “FOX” or “fx”. The Licensee undertakes not to do or cause any thing to be done that may adversely affect the Licensor’s rights in relation to those marks or call into question the validity of the Licensor’s rights in relation to the Fox Marks or the registration of those marks. This undertaking survives termination of this Agreement for a further period of three years. The provisions of this clause shall not apply to the mark FOX SPORTS and derivatives thereof, which are the subject of the FOX SPORTS Licence Agreement between the parties.

6.4	Manner of use of Fox Marks

(a)	The Licensee must only reproduce and use the Fox Marks in substantially the same form in which they appear in Schedule 1 or otherwise in a form that has both been approved by the Licensor pursuant to clause 6.5 or 6.6 and that complies with the quality control standards referred to in clause 6.1(a).

(b)	The Licensee agrees that it will not use the Fox Marks in an unlawful manner.

(c)	The Licensee agrees that it shall, other than where used as part of a Broadcasting Service, including any programming or editorial content, or as otherwise agreed between the Licensor and the Licensee, ensure that wherever reasonably practicable having regard to space constraints a trade mark legend in the appropriate form as set out in Schedule 3 appears whenever any of the Fox Marks are used.

FOX Trade Mark Licence

6.5	Existing approvals

The Licensor acknowledges that the Licensee does not need to seek the Licensor’s approval in respect of any use of a Fox Mark that is substantially the same as a use of that Fox Mark made by the Licensee prior to the date of this Agreement.

6.6	New approval process

(a)	If the Licensee proposes to use a Fox Mark:

(i)	in a form which is substantially different from the form in which it appears in Schedule 1 or in which it was used prior to the date of this Agreement; or

(ii)	which the Licensee has not used in the 3-year period immediately preceding the proposed date of re-commencement of use;

it will notify the Licensor in writing no less than 30 days prior to the commencement of that use, seeking approval for that use.

(b)	The Licensor’s approval shall not be unreasonably withheld or delayed.

(c)	If the Licensor has an objection to the varied form of the Fox Mark, the parties will discuss any differences of opinion in relation to the varied form of the Fox Mark, and any disputes may be referred to the dispute resolution procedure in clause 16.

(d)	If the Licensor does not respond to a notification under this clause within 10 Business Days of receipt, the Licensor will be deemed to have approved the Licensee’s use of the varied form of the Fox Mark.

6.7	Licensor variations to Fox Marks

If, in relation to the FOX trade mark and the trade marks listed in Schedule 1 Parts 1A and 1B as registered and/or used by the Licensor as at the Commencement Date, the Licensor makes variations from time to time (each an Amended Mark):

(a)	the Amended Mark will be added to Schedule 1 either (i) by the Licensor from time to time by written notice to the Licensee or (ii) by agreement of the parties from time to time; and

(b)	the Licensee may use the Amended Mark without seeking the prior approval of the Licensor, provided that it otherwise complies with the terms of this Agreement in respect of its use of the Amended Mark.

6.8	Compliance with laws and industry standards

Licensee must ensure that it complies with all applicable laws and industry standards concerning the Sports Services (including the Licensed Goods), including:

(a)	those concerning advertising, broadcasting, telecommunications, consumer product and health and safety matters; and

(b)	international labour laws and standards, including ensuring that it does not (and that any permitted sub-licensees do not) use child, slave or involuntary prisoner labour or any other form of forced, involuntary or illegal labour or engage in abusive employment or corrupt business practices in respect of such goods or services.

FOX Trade Mark Licence

6.9	Certification of use

From time to time on written request of the Licensor, but not more frequently than once every 2 years, the Licensee shall provide to the Licensor a statutory declaration made by an Authorised Officer of the Licensee, setting out which of the Fox Marks have been used, and which of the Fox Marks have not been used, in the preceding 2 years.

7.	Sub-licensing

7.1	Importance of sub-licensing rights

The Licensor acknowledges that the Licensee has entered into and/or intends to enter into arrangements with a number of third parties in relation to the transmission or distribution of the FOX SPORTS subscription television channels, including the Fox Programmes and Channels (Content Transactions), for which it requires the right to sub-license the Fox Marks. The Licensor also acknowledges that the Licensee may also enter into Content Transactions or similar arrangements in the future, and the ability to sub-license the Fox Marks is an important factor in the Licensee’s ability to enter into such transactions.

7.2	Grant of sub-licences

The Licensee may sub-license its rights in the Fox Marks to:

(a)	any person in relation to any of the Fox Marks for the purpose of merchandising (but only in respect of Licensed Goods); or

(b)	any entity which distributes or transmits the Licensee’s channels and other content services; or

(c)	any entity for the purposes of the promotional activities set out in clause 2.1(b); or

(d)	any Affiliate of the Licensee; or

(e)	any other entity which grants the Licensee the right to transmit sports coverage and other programming on the Licensee’s channels and other content services for the sole purpose of promoting its connection with the Licensee and the Sports Services, provided that:

(i)	any such sub-licence is terminable immediately upon termination of the licence granted under clause 2;

(ii)	the sub-licensee is bound by quality control provisions which are no less onerous than those which appear in this Agreement (or which are otherwise agreed by the Licensor); and

(iii)	the Licensee will take all reasonable steps to ensure that its sub-licensees comply with all relevant obligations of the Licensee under this Agreement as if references to the Licensee were references to its sub-licensees, and will be liable to the Licensor for all breaches of the terms of this Agreement by its sub-licensees.

FOX Trade Mark Licence

8.	Warranties

8.1	Mutual warranty

Each party represents, warrants and undertakes that it has the right, power and authority to enter into this Agreement.

8.2	Licensor warranties

The Licensor represents, warrants and undertakes that:

(a)	in respect of the Fox Marks listed in Schedule 1 Part 1A, it is the registered proprietor or applicant for registration (as applicable);

(b)	all fees and steps necessary for the prosecution, maintenance and renewal of the Fox Marks listed in Schedule 1 Part 1A have been paid or taken as at the Commencement Date;

(c)	it has the right to grant the licences granted under this Agreement and there is no restriction, encumbrance or other matter preventing the Licensor from granting the licences;

(d)	so far as it is aware, and except in respect of any Derivative Marks which include a third party registered or unregistered trade mark as a component, use of the Fox Marks in the Territory by the Licensee in accordance with this Agreement will not infringe the trade mark rights of any third party;

(e)	so far as it is aware, use of any Licensed Marks created by Licensor (including any variations made by Licensor under clause 6.7) in the Territory by the Licensee in accordance with this Agreement will not infringe any other Intellectual Property Rights of any third party; and

(f)	so far as it is aware, as at the Commencement Date, there are no existing or threatened oppositions or challenges to the validity of any of the Fox Marks.

8.3	Licensee’s warranties

The Licensee represents, warrants and undertakes that:

(a)	it will not be in breach of any agreement or arrangement to which it is a party or to which it is subject because of its execution of this Agreement or its performance under it;

(b)	so far as it is aware, there is no restriction, encumbrance or other matter involving the Licensee which would prevent the Licensor from granting the licences on the terms set out in this Agreement;

(c)	so far as it is aware, as at the Commencement Date, there are no existing or threatened oppositions or challenges to the validity of any of the Fox Marks;

FOX Trade Mark Licence

(d)	it will, and it will procure that its permitted sub-licensees and Affiliates will, comply with the terms of this Agreement; and

(e)	it will not, and it will procure that its sub-licensees and Affiliates do not, use the Fox Marks in any manner that is not authorised by this Agreement.

9.	Trade Names

9.1	Corporate Names

The Licensee shall not be permitted to register or use any of the Fox Marks as, or as part of, its corporate name, nor to authorise any other person to do so, except with the prior written consent of the Licensor.

9.2	Business names

The registration or use of any business name by the Licensee of any name incorporating a Fox Mark or part thereof is subject to the Licensor’s prior written consent. The Licensor hereby consents to the following business names incorporating a Fox Mark or part thereof used by the Licensee as at the Commencement Date: FOX FOOTY. The Licensee shall not be permitted to authorise any other person to register or use any business name containing or comprising the Fox Marks.

9.3	Domain names

Except as may be otherwise agreed with the Licensor, domain name registrations will be obtained and maintained in accordance with the provisions of clauses 4.2 and 4.3. The use and any registration of Domain Names by the Licensee and/or its permitted sub-licensees is subject to the Licensor’s prior written consent. The Licensor hereby consents to the following Domain Names registered and used by the Licensee as at the Commencement Date: foxfooty.com.au and nrlonfox.com.au.

9.4	Obligations on termination

Subject to clause 9.5, on the termination of this Agreement, despite any consent previously given, the Licensee must do the following (within two months of termination) in relation to a corporate or business name or Domain Name including the Fox Marks or part of them:

(a)	cease carrying on business under the corporate or business name and cease using the Domain Name or any deceptively similar name or title;

(b)	without limiting paragraph (a), where a Fox Mark or any part of a Fox Mark has been used as or as part of:

(i)	a business name, the Licensee must, in respect of each name, give the Licensor evidence of lodgement of a Notice of Cessation Under Business Name (or equivalent document) under the relevant Act properly executed by or on behalf of the Licensee and by all other persons, if any, in relation to whom the name is registered;

(ii)	a corporate title, the Licensee must promptly give the Licensor evidence that:

(A)	an Application for Change of Name of a Company (or equivalent document) has been completed and lodged with the Australian Securities and Investments Commission;

FOX Trade Mark Licence

(B)	a new corporate name has been reserved; and

(C)	a special resolution that the name be changed has been passed; and

(c)	without limiting clause 9.4(a), if the Licensee is the registered holder of any Domain Name, the Licensee must give the Licensor evidence that it has applied to the relevant domain name registry to have the Domain Name removed from the register or (if so requested by the Licensor and permitted by the relevant regulations) transferred to the Licensor or an Affiliate thereof.

9.5	No effect on rights to FOX SPORTS

Nothing in this Agreement (including this clause 9) will affect the provisions of the FOX SPORTS Licence Agreement or the rights of the Licensee to use the mark FOX SPORTS, whether as a corporate, business or domain name or in any other manner whatsoever.

10.	Indemnities

10.1	Licensee’s Indemnity

The Licensee shall indemnify the Licensor against each claim, action, proceeding, judgment, damage, loss, expense or liability incurred or suffered by or brought or made or recovered against the Licensor (including without limitation reasonable legal costs) to the extent arising from:

(a)	the Licensee’s breach of any of its obligations under this Agreement;

(b)	without limiting clause 10.1(a), the breach by the Licensee of any of its warranties given under this Agreement;

(c)	any act of fraud or wilful misconduct by or on behalf of the Licensee, its personnel or its permitted sub-licensees in connection with this Agreement;

(d)	any negligent, unlawful or fraudulent act or omission of the Licensee, its personnel or its permitted sub-licensees in connection with this Agreement; or

(e)	any claim by any third party against the Licensor in respect of the Licensee’s exercise of its rights under this Agreement (other than a claim that would constitute a breach by the Licensor of clause 8.2(d) and 8.2(e)), including any claim that:

(i)	the content of any programmes and other content developed, produced or distributed by the Licensee under or by reference to the Fox Marks (other than content which is sourced from the Licensor or its Affiliates); or

(ii)	the operation of the Sports Services (including in respect of any Licensed Goods); or

(iii)	the distribution platforms utilised by the Licensee in the provision of the Sports Services,

FOX Trade Mark Licence

breaches any applicable laws or industry standards, infringe the rights of any person (including any Intellectual Property Rights, moral rights and privacy rights) or are defamatory of any person.

10.2	Licensor’s Indemnity

The Licensor shall indemnify the Licensee against each claim, action, proceeding, judgment, damage, loss, expense or liability incurred or suffered by or brought or made or recovered against the Licensee (including without limitation reasonable legal costs) to the extent arising from:

(a)	the Licensor’s breach of any of its obligations under this Agreement;

(b)	without limiting clause 10.2(a), breach by the Licensor of any of its warranties given under this Agreement;

(c)	any act of fraud or wilful misconduct by or on behalf of the Licensor or its personnel in connection with this Agreement; or

(d)	any negligent, unlawful or fraudulent act or omission of the Licensor or its personnel in connection with this Agreement.

10.3	General provisions relating to indemnities

(a)	The indemnities in this clause 10 shall not apply to the extent that the indemnified parties suffer loss as a result of their own negligence, wilful default or breach of the terms of this Agreement.

(b)	Each party (Indemnifying Party) shall be entitled to take over and conduct in the name of the other party (Indemnified Party) the defence or settlement of any claim for which it is indemnified by the Indemnifying Party under this Agreement. Under this Agreement, the Indemnifying Party has the right to investigate any claim for which it has agreed to indemnify Indemnified Party and with Indemnified Party’s consent, settle any claims if Indemnifying Party reasonably believes that it is proper. Indemnifying Party’s duty to defend ends however, if Indemnified Party unreasonably refuses to consent to a settlement which Indemnifying Party recommends. Indemnified Party must then defend the claim at its own expense and negotiate any settlement, and Indemnifying Party’s liability for any settlement or judgment shall be limited to costs of the reasonable settlement for which Indemnifying Party could have settled had Indemnified Party consented.

(c)	As a condition precedent to its right to be indemnified under this Agreement Indemnified Party shall do what is reasonably necessary and practicable to prevent or limit the dissemination of material that is erroneous, false or untrue.

(d)	Indemnified Party shall, as a condition precedent to the right to be indemnified under this Agreement notify the Indemnifying Party in writing as soon as possible of any claim made against the Indemnified Party whether such claim be oral or in writing and shall, upon request give Indemnifying Party such information as Indemnifying Party may reasonably require to investigate the matter so reported.

FOX Trade Mark Licence

(e)	Indemnifying Party shall be entitled to claim indemnity or contribution at any time in the name of the Indemnified Party from any party against whom the Indemnifying Party may have such rights.

(f)	Indemnified Party shall not admit any liability, assume any financial obligation or payout any money for or settle any claim which Indemnifying Party is obliged to indemnify Indemnified Party under this Agreement without the prior written consent of Indemnifying Party. If Indemnified Party does, it will be at its own expense.

(g)	Nothing in this Agreement requires Indemnifying Party to indemnify Indemnified Party for or in respect of government-imposed fines, penalties or taxes, or punitive or exemplary damages.

11.	Assignment

11.1	Assignment by Licensee

Subject to the prior written consent of the Licensor, the Licensee may assign this Agreement (and the benefit of the right to use each of the FOX Marks) to a bona fide purchaser for value of the Licensee’s business. The parties acknowledge that it may be reasonable for the Licensor to withhold its consent in relation to the assignment of the search light device (with or without the search light pedestal) comprised in the FOX Marks.

11.2	Assignment by Licensor

The Licensor may assign any of the FOX Marks, provided it gives prior written notice to the Licensee, and provided that the assignee enters into a written agreement with the Licensee to be bound by the terms of this Agreement.

12.	Termination

12.1	Termination by either party

A party may terminate this Agreement (other than clause 9.4 and clause 13) if any of the events listed below occurs and is not remedied within 90 days of notice from the terminating party to the other party:

(a)	an Insolvency Event occurs in relation to the other party; or

(b)	the Licensee ceases to provide any Sports Services in the Territory; or

(c)	the Licensee has not made any use of any of the Fox Marks (other than immaterial or insubstantial use) for a continuous period of two years.

12.2	Termination of Agreement in respect of a Fox Mark

At any time, the Licensee may decide to cease using one or more Fox Marks and/or cease broadcasting, or rebrand, any of the Fox Programmes and Channels. The Licensee shall give notice to the Licensor 3 months in advance of such an event.

FOX Trade Mark Licence

13.	Rights on Termination

13.1	Accrued rights

Termination of this Agreement will be without prejudice to the rights which any party may have accrued up to the date of termination, provided that nothing in this clause shall affect the Licensor’s rights in relation to the goodwill in the Fox Marks.

13.2	Cessation of use

After the termination of this Agreement, the Licensee will within 2 months of termination:

(a)	permanently cease to use the Fox Marks and any marks substantially identical with or deceptively similar to the Fox Marks (and related business and company names and Domain Names, as referred to in clause 9), provided that nothing in this clause shall affect the FOX SPORTS Licence Agreement or the Licensee’s rights to use the name FOX SPORTS;

(b)	destroy all goods in the Licensee’s possession or control which bear the Fox Marks;

(c)	destroy all unused stationery, business cards, advertising material and other materials which bear the Fox Marks;

(d)	destroy all tools, brands, dies or files used exclusively to reproduce the Fox Marks;

(e)	if requested by the Licensor, provide the Licensor with a statutory declaration made by an Authorised Officer of each Licensee confirming the destruction of the items referred to in sub-clauses (b), (c) and (d);

(f)	remove or cause to be removed any sign, poster or reference to the Fox Marks which may exist on the Licensee’s premises, vehicles, or other promotional or display materials; and

(g)	cancel all references to the Fox Marks on hoardings or other advertisements or in directories or other books of reference.

13.3	Further consequences of expiry or termination

Upon expiry or termination of this Agreement:

(a)	the Licensor may apply to cancel any of the Licensee’s registrations as a user of any of the Fox Marks and the Licensee consents to these cancellations and, at the Licensor’s request, will execute consents and any other necessary or desirable documents in relation to any applications for cancellation. If the Licensee fails to execute these consents and other documents within fourteen days of a request to do so, then the Licensee irrevocably gives the Licensor, and each of its Authorised Officers, separately, power to execute them on its behalf; and

(b)	the Licensee must not do anything that might lead any person to believe that it is still licensed to use any of the Fox Marks or is in any way connected with the Licensor.

FOX Trade Mark Licence

14.	No challenge

The Licensee must not dispute or challenge the validity or scope of the Fox Marks or the Licensor’s rights in relation thereto, nor directly or indirectly assist any person to do so. This clause survives termination of this Agreement for a further period of 3 years.

15.	Specific Performance and Injunctive Relief

Each party acknowledges that damages will not be an adequate remedy for the other party for any breach of this Agreement and that a party is entitled to seek specific performance or injunctive relief as a remedy for any actual or threatened breach, in addition to any other remedies available at law or in equity under or independently of this Agreement.

16.	Dispute resolution

(a)	No party may commence litigation in relation to a dispute arising under or in connection with this Agreement before:

(i)	that party has issued a notice of dispute to the others; and

(ii)	the dispute resolution procedures set out in this clause 16 have been followed.

(b)	Once a notice of dispute has been issued, the parties must immediately refer the dispute to their respective senior managers to resolve.

(c)	If the respective senior managers cannot resolve the dispute within 5 Business Days of the notice of dispute being issued, they must escalate the dispute by referring it to the Chief Operating Officer of the Licensor’s nominee, Fox Sports Productions, Inc., in the case of the Licensor and the Chief Executive Officer of Fox Sports Australia Pty Limited in the case of the Licensees.

(d)	If the dispute is not resolved within 10 Business Days of its escalation in accordance with clause 16(c), then either party may take such action or proceedings as it sees fit.

(e)	Nothing in this clause 16 shall prevent either party from seeking urgent interlocutory relief.

(f)	If either party commences legal proceedings against the other (whether in a court or by arbitration), all reasonable expenses and legal costs of the successful party in the proceedings (or in any interlocutory matters related to the proceedings) will be borne by the other.

17.	No Waiver

No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

FOX Trade Mark Licence

18.	No Agency or Partnership

This Agreement does not constitute any party the agent of another or imply that the parties intend constituting a partnership, joint venture or other form of association in which any party may be liable for the acts or omissions of another. No party by virtue of this Agreement obtains any authority to incur any obligations on behalf of, or to pledge the credit of, any other party.

19.	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a)	must be in writing addressed and delivered to the intended recipient at the respective postal or email address or fax number below or the postal or email addresses or fax number last notified by the intended recipient to the sender after the date of this Agreement:

Licensor

Twentieth Century Fox Film Corporation, Los Angeles and Fox Broadcasting Company

Attention:         Senior Vice President, Intellectual Property

Fax:      (310)969 0544,

Address: P O Box 900, Beverly Hills, California 90213, United States of America

Email: Mei-lan.Stark@fox.com

Licensee

Fox Sports Australia Pty Limited and Fox Sports Australia Investments Pty Limited

Attention:         General Counsel

Fax:       612 9776 6383

Address: 4 Broadcast Way, Artarmon NSW 2064

Email : christina.allen@foxsports.com.au

(b)	must be signed by an authorised officer of the sender;

(c)	if sent by email and is in order to serve proceedings on the other party, must be in a form which:

(i)	identifies the sender;

(ii)	is electronically signed by the sender or an authorised officer of the sender; and

(iii)	clearly indicates the subject matter of the notice in the subject heading of the email;

FOX Trade Mark Licence

provided that the recipient has not provided written notice to the other parties confirming that it does not wish to receive notices by email. The parties consent to the method of signature contained in this clause 19(c) and agree that it satisfies the requirements of applicable law for signature on service of notice by email;

(d)	will be taken to have been given:

(i)	(in the case of delivery in person) when delivered, received or left at the above address;

(ii)	(in the case of facsimile transmission) when recorded on the transmission result report unless:

(A)	within 24 hours of that time the recipient informs the sender that the transmission was received in an incomplete or garbled form; or

(B)	the transmission report indicates a faulty or incomplete transmission;

(iii)	(in the case of post) on the seventh day after the date on which the notice is accepted for posting by the relevant postal authority; and

(iv)	(in the case of email delivery) when delivered and on the date of completion of such delivery provided that the sender does not within 12 hours after sending such notice (as recorded on the device from which the sender sent the email) receive any indication that delivery of the email to the intended recipient has failed.

If delivery or receipt is on a day when commercial premises are not generally open for business in the place of receipt, or is later than 4pm (local time) on any day, the notice will be taken to have been given on the next day when commercial premises are generally open for business in the place of receipt.

20.	Severance

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

21.	Entire Agreement

This Agreement and the documents referred to herein contain the entire agreement between the parties with respect to its subject matter. They set out the only conduct, representations, warranties, covenants, agreements or understandings (collectively Conduct) relied on by the parties and supersede all earlier Conduct by or between the parties in connection with their subject matter. None of the parties has relied on or is relying on any other conduct in entering into this Agreement and completing the transactions contemplated by it. None of the terms of this Agreement can be waived or modified except by an express written agreement signed by all parties.

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22.	Governing Law and Jurisdiction

This Agreement is governed by the laws of New York. Each party submits to the jurisdiction of courts exercising jurisdiction there, and waives any right to claim that those courts are an inconvenient forum.

23.	Further Assurances

At the reasonable request of another party, each party must do anything necessary (including executing agreements and documents) to give full effect to this Agreement and the transactions contemplated by it.

24.	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

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Schedule 1 Part 1A: Fox Marks - registrations and applications

Registration/ application No	Class(es)	Mark
638739	9	FOX

638740	41	FOX

638741	9

638742	41

785590	9, 38	FOX

914917	25	FOX

891830	9, 41, 42	‘Fox Fanfare’ sound mark

893621	9, 41, 42	‘Fox Fanfare’ sound mark

889720	9, 16, 25, 38, 41	FOX FOOTY CHANNEL

889721	9, 14, 16, 18, 21, 24, 25, 28, 38, 41

Schedule 1 Part 1B: Unregistered FOX Marks

FOX Trade Mark Licence

FOX Trade Mark Licence

FOX Trade Mark Licence

Schedule 1 Part 2: Derivative Marks

Note: The Licensor takes no responsibility for the use by Licensee of any third party trade mark as a component of a Derivative Mark (clause 2.2).

FOX FOOTY

FOX FOOTY CHANNEL

FOX FOOTY HD

FOX FOOTY TV

FOX FOOTY LIVE

FOX FOOTY EXTRA

FOX FOOTY STATS

FOX FOOTY SCORE CENTRE

FOX FOOTY MATCH CENTRE

FOX FOOTY RADIO

FOX FOOTY HQ

FOX FOOTY STUDIOS

FOX FOOTY ACTIVE

FOX FOOTY DIGITAL

FOX FOOTY PLUS

FOX FOOTY +

FOX FOOTY MOBILE

FOX FOOTY NET

FOX FOOTY PLAY

FOX FOOTY FANTASY

FOX FANTASY AFL

FOX FOOTY TIPPING

FOX TIPPING AFL

FOX FOOTY CREW

FOX FOOTY ON DEMAND

FOX FOOTY BY DEMAND

FOX FOOTY ON

FOX FOOTY ONLINE

FOX FOOTY NOW

FOX FOOTY PPV

FOX FOOTY SOCIAL

FOX Trade Mark Licence

FOX FOOTY VIDEO

FOX SOCCER

FOX NRL

FOX AFL

NRL ON FOX

AFL ON FOX

FOX EXTREME

FOX RUGBY

FOX CRICKET

FOX FOOTBALL

FOX TRACKER

FOXKOPTER

FOX FIELD

FOX ANALYSER

FOX ANALYST

FOX FOOTY ANALYST

FOX MOBILE (as in moving vehicle carrying camera along sideline)

FOX SEGWAY

FOX FUEL

FOX FUEL TV

FOX SPEED

FOX SPEED TV

FOX LEAGUE TEAMS

FOX SUPERCOACH AFL

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Schedule 2: Fox Programmes and Channels

FOX FOOTY

NRL ON FOX

FOX LEAGUE TEAMS

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Schedule 3: Trade Mark legends

Where reasonably practicable having regard to space constraints:

If the Fox Mark is not registered:	[Fox Mark]™ and, space permitting: used under licence in [Australia/New Zealand] by Fox Sports Australia Pty Limited

If the Fox Mark is registered:	[Fox Mark]® and, space permitting: used under licence in [Australia/New Zealand] by Fox Sports Australia Pty Limited

FOX Trade Mark Licence

Executed in California, USA and NSW, Australia
Signed for Twentieth Century Fox Film Corporation by its authorised representative in the presence of:
Authorised Representative Signature

Witness Signature	Print Name

Print Name	Position

FOX Trade Mark Licence

Executed in accordance with section 127 of the Corporations Act 2001 by Fox Sports Australia Pty Limited:

Director Signature	Director/Secretary Signature

Print Name	Print Name

Executed in accordance with section 127 of the Corporations Act 2001 by Fox Sports Investments Australia Pty Limited:

Director Signature	Director/Secretary Signature

Print Name	Print Name

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